Exhibit 99.1

Accelrys Acquires VelQuest Corporation for $35 Million in Cash

Extends reach downstream in the lab-to-market value chain

with addition of industry-leading lab execution and data capture software

SAN DIEGO, January 3, 2012 — Accelrys, Inc. (NASDAQ: ACCL), a leading scientific enterprise research and development software and services company, today announced that it has acquired privately-held VelQuest Corporation for $35 million in an all-cash transaction. VelQuest is the leader in paperless lab execution systems supporting current Good Manufacturing Practices (cGMP) for FDA-regulated industries including pharmaceuticals and biotechnology organizations. Accelrys’ acquisition of VelQuest extends Accelrys’ software portfolio into the downstream pharmaceutical development Quality Assurance and Quality Control (QA/QC) space, offering significant productivity improvements, faster cycle times, lower operational costs and reduced compliance risks for regulated life sciences organizations.

All key members of the VelQuest management team have been retained, and VelQuest’s Ken Rapp, along with his team, will continue to lead Accelrys’ efforts in paperless analytical and quality operations for the life sciences.

“With the acquisition of VelQuest, Accelrys continues to execute on its strategy of providing a broad, flexible solution set for customers that depend on scientific innovation to bring new products from lab to market more quickly and efficiently,” said Accelrys President and Chief Executive Officer Max Carnecchia. “VelQuest’s strong products and proven domain expertise in compliance-intensive laboratory operations expand our ability to meet our life sciences customers’ critical needs in late stage development, quality control and production.”

VelQuest’s Procedure Execution Management products (SmartLab™, SmartBatch™ and gmpLIMS™) extend Accelrys’ reach beyond Research into the QA/QC phases of product development, speeding time to innovation with up to ten times reduction in compliance risk. VelQuest systems have been designed for analysts, reviewers and supervisors to manage the entire process of executing laboratory test procedures in a paperless environment while maintaining cGMP compliance requirements.

In addition to complementing Accelrys Pipeline Pilot and Symyx Notebook by Accelrys, the VelQuest systems significantly reduce resources needed for paperless analytical and quality operations, including analyst data acquisition and documentation, data review, supervisor approval, QA investigations, audits and releases. Some integration has already taken place between the VelQuest offerings and existing Accelrys solutions, opening the door to further synergies and downstream opportunities as a result of this acquisition. The acquisition also creates the ability to take VelQuest solutions beyond life sciences by leveraging Accelrys’ existing market presence and relationships in other industries.

“Joining forces with Accelrys is a real win for the many life sciences organizations we serve,” said Ken Rapp, president and chief executive officer of VelQuest Corporation. “As part of a company of Accelrys’ size and scale, we are in a better position to serve the data management needs of our customers. VelQuest will take advantage of an increased investment in product development and a customer support and deployment organization that is well suited to address the needs of large scale, global organizations. In addition, with Accelrys’ broad market reach, the utilization of VelQuest’s products beyond life sciences offers significant opportunities. Most importantly, the inherent synergies between Accelrys and VelQuest products and their critical roles in the development to commercialization phases of the pharmaceutical R&D process offer customers a comprehensive, single-source informatics offering along the entire lab-to-plant value chain.”

Accelrys expects the acquisition to be slightly dilutive to the full year 2012 non-GAAP net income per share. Management will provide detailed full year 2012 guidance when it announces fourth quarter 2011 financial results.

Forward-Looking Statements:

Statements contained in this press release relating to Accelrys’ or management’s intentions, hopes, beliefs, expectations or predictions of the future, including, but not limited to, statements relating to the long-term benefits expected to result from the VelQuest acquisition and the anticipated effect of the acquisition on Accelrys’ full year

2012 non-GAAP net income per share, are forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties, including, but not limited to, risks that Accelrys will not realize the expected benefits of the VelQuest acquisition due to, among other possibilities, a lack of demand for or market acceptance of Accelrys’ or VelQuest’s products. Additional risks and uncertainties faced by Accelrys are contained from time to time in its filings with the U.S. Securities and Exchange Commission, including, but not limited to, its Transition Report on Form 10-KT for the nine month transition period ended December 31, 2010 and its quarterly reports on Form 10-Q and current reports on Form 8-K. Collectively, these risks and uncertainties could cause Accelrys’ actual results to differ materially from those projected in its forward-looking statements, and Accelrys disclaims any intention or obligation to revise any forward-looking statements whether as a result of new information, future events or otherwise.

About VelQuest Corporation

VelQuest Corporation is the global leader in enterprise lab execution and instrument data capture software systems for pharmaceutical and medical device manufacturers. VelQuest solutions for lab information management, lab execution, batch record execution, and electronic data capture replace manual paper-based documentation processes, helping manufacturers to improve efficiency and reduce GMP compliance risks in quality and manufacturing operations. VelQuest is a privately held company founded in 1999 and is based in Hopkinton, MA USA. For more information, visit www.velquest.com.

About Accelrys, Inc.

Accelrys (NASDAQ:ACCL), a leading scientific enterprise R&D software and services company, supports industries and organizations that rely on scientific innovation to differentiate themselves. Accelrys’ Enterprise Research & Development Architecture, built on the industry-leading Pipeline Pilot™ platform, provides a broad, flexible scientific solution optimized to integrate the diversity of science, experimental processes and information requirements across the research, development, process scale-up and early manufacturing phases of product development. By incorporating capabilities in applications for modeling and simulation, enterprise lab management, workflow definition and capture, data management and informatics, Accelrys enables scientific innovators to access, organize, analyze and share data in unprecedented ways, ultimately enhancing innovation, improving productivity and compliance, reducing costs and speeding time from lab to market.

Headquartered in San Diego, Calif., Accelrys has more than 1,300 customers in the pharmaceutical, biotechnology, energy, chemicals, aerospace, consumer packaged goods and industrial products industries and employs approximately 150 full-time Ph.D. scientists. For more information about Accelrys, visit www.accelrys.com.

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Contacts:

Accelrys, Inc.

Michael A. Piraino

Executive Vice President &

Chief Financial Officer

858-799-5200

Investor Relations

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Charles Messman or Todd Kehrli

323-468-2300

accl@mkr-group.com

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For Accelrys

Marla Kertzman, 415-694-6701